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                                   Exhibit 1.
York Announces Bankruptcy Filing Against It By NAEC Creditors

FOR IMMEDIATE RELEASE

York Research Corporation (NASDAQ:YORK) December 21, 2001 -- York Research Corporation ("York") today announced that an involuntary bankruptcy petition under Chapter 11of the U.S. Bankruptcy Code had been filed against it in the U.S. Bankruptcy Court for the Southern District of New York by certain creditors of North American Energy Conservation Inc. ("NAEC"), its energy trading subsidiary which previously filed for bankruptcy. These NAEC creditors hold claims against York as a result of York's guarantee of certain obligations of NAEC. The bankruptcy petition was filed solely against York, the parent holding company, and does not include any of York's subsidiaries, which actually own and operate York's power projects. As a result of the filing, York has twenty days in which it can choose to seek to have the petition dismissed, or converted to a voluntary bankruptcy under Chapter 11.

York continues to be in discussions with the NAEC creditors, as well as the ad hoc committee of holders of the $150,000,000 12% Senior Secured Bonds due October 30, 2007 issued by York Power Funding (Cayman) Limited (the "Portfolio Bonds"). The holders of the Portfolio Bonds did not join in the bankruptcy petition, and have not exercised any remedies.

Robert C. Paladino, York's president and chief executive officer, stated that "This bankruptcy filing does not affect the continuing operations of any of York's power projects. York will continue its discussions with the NAEC creditors and the Ad Hoc Bondholder Committee, and is hopeful that it can reach a satisfactory resolution of all of their claims."

Please see York's Current Report on Form 8-K filed today with the Securities and Exchange Commission.

York develops, constructs, and operates cogeneration and renewable energy projects.

This press release contains forward-looking statements which are subject to change. The actual results may differ materially from those described in any forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements which speak only of the date hereof. Additional information concerning potential factors that could affect the Company's financial results are included in the Company Form 10-K for the fiscal year ended February 28, 2001 and subsequent reports filed with the SEC.

Contact: Corporate Communications, York Research Corporation, 280 Park Avenue, Suite 2700W, New York, NY 10017, Telephone (212) 557-6200